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                                                                   Exhibit 3.178

                            ARTICLES OF INCORPORATION
                                       OF
                             EMCARE OF GEORGIA, INC.

                                        I

The name of the Corporation is: EmCare of Georgia, Inc.

                                       II

The number of shares the corporation is authorized to issue is: 1,000

                                       III

The street address of the initial registered office of the corporation is: 3761 Venture Drive, County of Gwinnett, Duluth, GA 30096 and the initial registered agent of the corporation at such address is: National Registered Agents, Inc.

                                       IV

The name and address of each incorporator is: William F. Miller, III, 1717 Main Street, 52nd Floor, Dallas, TX 75201

                                        V

The mailing address of the initial principal office of the corporation is: 1717 Main Street, 52nd Floor, Dallas, TX 75201

                                       VI

Mandatory Redemption of Shares of Deceased. In the event that a shareholder of the corporation dies or becomes no longer qualified to own shares in the corporation, the corporation shall redeem all of the shares of Common Stock owned by said shareholder for a purchase price of $1.00 per share.

                                       VII

Preemptive Rights. No share shall bear any preemptive right of its shareholder to acquire additional shares.

                                      VIII

No Cumulative Voting Rights. The holders of shares of each and every class and series in the corporation shall not be entitled to cumulative voting rights in the election of directors of the corporation, in any and all circumstances.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

This 11th day of May, 1998.


                                        /s/ William F. Miller, III
                                        ----------------------------------------
                                        William F. Miller, III


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